Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation in this Pre-Effective Amendment No. 3 to the Form S-4 Registration Statement of our report dated June 19, 2007 relating to the financial statements of Community Bankers Acquisition Corp. (a corporation in the development stage), which appears in such Registration Statement, for the year ended March 31, 2007 and the period from April 6, 2005 (inception) to March 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Miller, Ellin & Company, LLP
Miller, Ellin & Company, LLP
New York, New York
March 18, 2008